Exhibit (h)(37)

AMENDMENT No. 1 to the AGENCY AGREEMENT

This AMENDMENT NO. 1 is made as of June 11, 2002 to that certain AGENCY AGREEMENT (together with the exhibits attached here and thereto, this “Agreement”), dated November 13, 2000 by and between INVESTMENT TRUST (the “Fund”) and SCUDDER INVESTMENTS SERVICE COMPANY, a Delaware corporation (the “Service Company”).

WHEREAS, the U.S. Congress has enacted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as may be amended from time to time, and all regulations promulgated pursuant thereto (collectively, the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended, and the regulations promulgated pursuant thereto (collectively, the “BSA”), to require open-end mutual funds to develop anti-money laundering compliance programs and procedures (“AML Program”);

WHEREAS, the Fund has no employees, and account openings and dealings with shareholders are maintained by the Service Company as they relate to the Fund pursuant to the Agreement;

WHEREAS, the Fund has adopted an AML Program to comply with the USA PATRIOT Act and the BSA which require agreements with certain third parties to be amended; and

WHEREAS, the parties have agreed to amend the Agreement in accordance with Section 24.B to comply with the Fund’s AML Program and the USA PATRIOT Act and the BSA.

NOW, THEREFORE, in consideration of the mutual promises set forth and for other good and valuable consideration, the parties hereby agree to amend the Agreement as follows:

1.	The following is hereby inserted as a new paragraph F to Section 4:

F.	Service Company agrees to comply with the provisions of the USA PATRIOT Act and the BSA, as they relate to the Fund. Service Company further agrees to establish and implement an Anti-Money Laundering Program, as defined in Section 352 of the USA PATRIOT Act. In addition to the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent set forth in this Agreement, Service Company shall perform the services necessary to ensure that the Fund is in compliance with the USA PATRIOT Act and the BSA, including but not limited to implementing policies and procedures, maintaining books and records and responding to requests for information pursuant to the USA PATRIOT Act and the BSA.

2.	Paragraph F of Section 8 is hereby amended by inserting the following at the end thereof:

All books and records required to be maintained for the Fund under the USA PATRIOT Act and the BSA shall be made available, for inspection and copying, to the U.S. Department of Treasury’s Financial Crimes Enforcement Network and the Securities and Exchange Commission as may be requested pursuant to the USA PATRIOT Act and the BSA.